EXHIBIT 99.1

Press Release	Source: Tribute Pharmaceuticals Canada Inc.

Tribute Pharmaceuticals Announces Double Digit Growth
 in First Quarter 2013

Milton, Ontario, Canada, May 14, 2013 – Tribute Pharmaceuticals Canada Inc. (formerly Stellar Pharmaceuticals Inc.) (OTCQB:TBUFF;) ("Tribute" or "the Company"), a specialty pharmaceutical company with a primary focus on the acquisition, licensing, development and promotion of healthcare products in Canada, today announced financial results for its fiscal 2013 first quarter ending March 31, 2013. In this press release, all dollar amounts are expressed in Canadian currency - unless otherwise noted - and results are reported in accordance with United States generally accepted accounting principles (U.S. GAAP).

First Quarter 2013 Highlights:
●	Revenues increased 18% to $3.4MM in Q1-2013 vs. Q1-2012
●	Gross profit up 36% in Q1-2103 vs. Q1-2012
●	Tribute’s sales force launched Cambia® throughout Canada in Q1-2013 to include primary care physicians
●	The Company completed a private placement of units of its securities in Q1-2013 for aggregate gross proceeds of approximately US $4.6MM

Total revenue for the three month period ended March 31, 2013 increased by 18.0% to $3,422,200 compared to $2,900,200 in 2012. The underlying increase in sales was primarily attributable to the recent launch of Cambia® and continued growth of existing products.

Gross profit for the three month period ended March 31, 2013 was $1,675,900, higher by 36.0%, or $443,100 compared to the same period in the prior year. Selling, general and administrative expenses for the three month period ended March 31, 2013 were $2,949,600 compared to $2,019,000 for the same period in 2012. The increase of $930,600 or 46.1% is primarily due to the expanded launch of Cambia® in Q1 to primary care physicians in Canada.

The net loss after taxes for the three month period ended March 31, 2013 was $2,716,800 compared to a loss of $626,300 for the same period in the prior year. The increase in the net loss of $2,090,500 was primarily due to a significant investment in the expansion of the Company’s sales force and marketing expenses related to the launch of Cambia® and increased promotion with our other promoted products, business development activities and a non-cash expense increase in the warrant liability of $1,317,000, primarily related to the recently completed private placement of aggregate gross proceeds of US$4,545,000 ($4,662,700). This equates to a loss of ($0.06) per share for the year compared to a loss of ($0.02) per share in for the same period in 2012.

Excluding non-operating expenses for the three month period ended March 31, 2013 of $1,428,400 (which includes the non-cash change in warrant liability) net loss from operations was $1,603,200. This compares to the prior year net loss from operations of $883,200.

The Company’s cash and cash equivalents position amounted to $2,101,900 at March 31, 2013 compared with $2,283,900 at December 31, 2012. The Company’s recent private placement was completed in three tranches for net proceeds to the Company of US$4,231,800 after deducting expenses. Each Unit was issued at a price of US$0.40 and consisted of one common share of the Company and one-half of one Series A common share purchase warrant and one-half of one Series B common share purchase warrant. For further details see the press release dated March 15, 2013.

"We are executing our plan and are now in full launch mode with Cambia®” said Rob Harris, CEO of Tribute.  “We believe Cambia® has the potential to gain a significant proportion of the $150 million Canadian migraine market. We believe it is the only available prescription non-steroidal anti-inflammatory drug ("NSAID") available with an indication for the acute treatment of migraine attacks with or without aura in adults in Canada.”  Mr. Harris went on to state, “we are pleased with our results for Q1-2013. Our promoted products including Bezalip SR and Soriatane continue to show good growth in Canada.  We are pleased with our business development efforts and feel confident in our ability to bring new products to Canada.  Furthermore, we are making good progress on the preparation of the Bezalip SR IND in the US and are still on track to file this with the FDA before the end of the year.”

About Tribute Pharmaceuticals Canada Inc.

Tribute is an emerging Canadian specialty pharmaceutical company focused on the acquisition, licensing, development and management of pharmaceutical and healthcare products with its primary focus on the Canadian market.

Tribute markets Cambia® (diclofenac potassium for oral solution), Bezalip® SR (bezafibrate), Soriatane® (acitretin), NeoVisc® (1.0% sodium hyaluronate solution) Uracyst® (sodium chondroitin sulfate solution 2%), Collatamp G® and Gelfoam® in the Canadian market.   Additionally, NeoVisc® and Uracyst® are commercially available and are sold globally through various international partnerships.

For further information on Tribute visit the Company’s website:  http://www.tributepharma.com

Tribute Pharmaceuticals' Forward Looking Statement

This press release contains certain forward-looking statements about Tribute  as defined in the Private Securities Litigation Reform Act of 1995, which statements can be identified by the use of forward-looking terminology, such as "may", "will", "expect", "intend", "anticipate", "estimate", "predict", "plan" or "continue" or the negative thereof or other variations thereon or comparable terminology referring to future events or results. Forward-looking statements, by their nature, are subject to risks and uncertainties, Tribute’s actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous factors, including general economic conditions, the ability of Tribute to successfully integrate operations, and the timing of expenditures and expansion opportunities, any of which could cause actual results to vary materially from current results or anticipated future results. See Tribute’s reports filed with the Canadian securities regulatory authorities and the U.S. Securities and Exchange Commission from time to time for cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ materially from results referred to in forward-looking statements. Tribute assumes no obligation to update the information contained in this press release to update forward-looking statements to reflect changed assumptions, the occurrence of anticipated events or changes in future operating results, financial condition or business over time.

Soriatane and Bezalip are registered trademarks and under license from Actavis Group PTC ehf
Cambia is a registered trademark and under license from Nautilus Neurosciences, Inc.
Collatamp G is a registered trademark and under license EUSA Pharma (Europe) Limited.
Gelfoam is a registered trademark of Pharmacia & Upjohn Company LLC, used under license by Pfizer Canada Inc.

For further information on Tribute, visit http://www.tributepharma.com or contact:

Tribute Pharmaceuticals Canada Inc.
Scott Langille, CFO
519-434-1540
scott.langille@tributepharma.com

or

Arnold Tenney
Chairman
705-445-9505

TRIBUTE PHARMACEUTICALS CANADA INC.
(formerly Stellar Pharmaceuticals Inc.)
CONDENSED INTERIM BALANCE SHEETS
(Expressed in Canadian dollars)
(Unaudited)

	As at March 31,	As at December 31,
ASSETS	2013	2012
Current:
Cash and cash equivalents	$2,101,848	$2,283,868
Accounts receivable, net of allowance	1,904,697	1,205,087
Inventories	1,182,915	1,000,557
Taxes recoverable	289,217	261,400
Loan receivable	15,814	15,814
Prepaid expenses and other receivables	161,536	118,910
Total current assets	5,656,027	4,885,636
Property, Plant and Equipment, net	1,131,118	1,159,375
Intangible assets, net	10,620,639	10,883,179
Goodwill	3,599,077	3,599,077
Debt issuance costs, net	247,757	301,265

Total assets	$21,254,618	$20,828,532

LIABILITIES
Current:
Accounts payable and accrued liabilities	$3,413,896	$5,455,664
Current portion of long term debt	1,332,975	1,305,840
Total current liabilities	4,746,871	6,761,504

Warrant liability	3,415,934	202,213
Long term debt	1,537,664	1,815,791
Deferred tax liability	-	314,900

Total liabilities	9,700,469	9,094,408
Contingencies and commitments

SHAREHOLDER’S EQUITY
Capital stock
AUTHORIZED
Unlimited non-voting, convertible redeemable and retractable preferred shares with no par value
Unlimited common shares with no par value
ISSUED
Common shares 50,972,542 (2012 – 39,610,042)	19,952,252	17,589,957
Additional paid-in capital options	2,042,210	1,867,723
	21,994,462	19,457,680
Deficit	(10,440,313)	(7,723,556)
Total shareholders’ equity	11,554,149	11,734,124

Total liabilities and shareholders’ equity	$21,254,618	$20,828,532

TRIBUTE PHARMACEUTICALS CANADA INC.
(formerly Stellar Pharmaceuticals Inc.)
CONDENSED INTERIM BALANCE SHEETS
(Expressed in Canadian dollars)
(Unaudited)

	For the Three Month Period Ended March 31,
	2013	2012
Revenues
Licensed domestic product net sales	$1,893,640	$1,905,862
Other domestic product sales	1,099,162	474,267
International product sales	331,338	520,025
Royalty and licensing revenues	98,040	-

Total revenues	3,422,180	2,900,154
Cost of sales
Licensor sales and distribution fees	1,288,479	1,346,772
Cost of products sold	457,763	320,592

Gross profit	1,675,938	1,232,790

Expenses
Selling, general and administrative	2,949,604	2,018,957
Amortization of assets (non-manufacturing property, plant and equipment)	329,572	97,037

	3,279,176	2,115,994

(Loss) from operations	(1,603,238)	(883,204)

Non-operating income (expenses)
Change in warrant liability	(1,317,041)	2,543
Change in fair value of contingent consideration	-	79,724
Research and development	-	(1,752)
Accretion expense	(24,245)	(20,664)
Interest expense	(87,858)	-
Interest income	725	3,505

Loss and comprehensive loss before tax	(3,031,657)	(819,848)
Deferred income tax recovery	(314,900)	(193,500)

Net loss and comprehensive loss for the period	$(2,716,757)	$(626,348)

Deficit, beginning of period	(7,723,556)	(4,374,590)

Deficit, end of period	(10,440,313)	(5,000,938)

Loss per share - Basic and diluted	$(0.06)	$(0.02)
Weighted average number of common shares outstanding
- Basic and diluted	43,535,459	37,829,822

TRIBUTE PHARMACEUTICALS CANADA INC.
(formerly Stellar Pharmaceuticals Inc.)
CONDENSED INTERIM STATEMENT OF CASH FLOWS
(Expressed in Canadian dollars)
(Unaudited)

	For the Three Month Period Ended March 31,
	2013	2012
Cash flows from (used in) operating activities:
Net (loss)	$(2,716,757)	$(626,348)
Items not affecting cash:
Deferred income tax (recovery)	(314,900)	(193,500)
Amortization	344,305	105,824
Change in warrant liability	1,317,041	(2,543)
Change in fair value of contingent consideration	-	(79,724)
Stock-based compensation	174,487	158,543
Accretion expense	24,245	20,664
Change in non-cash operating assets and liabilities	(2,534,179)	(572,976)
Cash flows from (used in) operating activities	(3,705,758)	(1,190,060)

Cash flows from (used in) investing activities
Additions to property, plant and equipment	-	(9,356)
Payment of contingent liabilities	(460,000)	-
Increase in patents and licensing agreements	-	(12,603)
Cash flows from (used in) investing activities	(460,000)	(21,959)

Cash flows from (used in) financing activities
Shares issued	4,662,700	-
Long term debt repayment	(330,652)	-
Share issuance costs	(403,727)	-
Cash flows from (used in) financing activities	3,928,321	-
Change in cash and cash equivalents	(237,437)	(1,212,019)
Change in cash due to changes in foreign exchanges	55,417	-
Cash and cash equivalents, beginning of period	2,283,868	2,227,973
Cash and cash equivalents, end of period	$2,101,848	$1,015,954

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